REGENCY CENTERS CORPORATION

                     AMENDMENT TO ARTICLES OF INCORPORATION


         This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1003,
607.1004 and 607.1006, Florida Business Corporation Act, the following amendments to the Articles of Incorporation, as restated on November 4, 1996, were approved by the Board of Directors at a meeting held on November 4, 2003 and adopted at a meeting of shareholders on April 28, 2004. The only voting group entitled to vote on the adoption of the amendment consists of the holders of the corporation's common stock. The number of votes cast by such voting group was sufficient for approval by that voting group. The Restated Articles of Incorporation of the corporation are hereby amended as follows:

                  Article 5 of our Restated Articles of Incorporation is amended in its entirety to read as follows:

                                    ARTICLE 5

                                 REIT PROVISIONS

                  Section 5.1 Definitions. For the purposes of this Article 5, the following terms shall have the following meanings:

                  (a) "Acquire" shall mean the acquisition of Beneficial Ownership of shares of Capital Stock by any means including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights, unless, as a result, the acquirer would be considered a Beneficial Owner as defined below. The term "Acquisition" shall have the correlative meaning.

                  (b) "Actual Owner" shall mean, with respect to any Capital Stock, that Person who is required to include in its gross income any dividends paid with respect to such Capital Stock.

                  (c) "Beneficial Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock, either directly or indirectly, under Section 542(a)(2) of the Code, taking into account for this purpose (i) constructive ownership determined under
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise); and (ii) any future amendment to the Code which has the effect of modifying the ownership rules under Section 542(a)(2) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended. In the event of any future amendments to the Code involving the renumbering of Code sections, the

Board of Directors may, in its sole discretion, determine that any reference to a Code section herein shall mean the successor Code section pursuant to such amendment.

                  (e) "Constructive Ownership" shall mean ownership of Capital Stock by a Person who would be treated as an owner of such Capital Stock, either directly or constructively, through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner', "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  (f) "Existing Holder" shall mean any of The Regency Group, Inc., MEP, Ltd., and The Regency Group II, Ltd. (and any Person who is a Beneficial Owner of Capital Stock as a result of attribution of the Beneficial Ownership from any of the Persons previously identified) who at the opening of business on the date after the Initial Public Offering was the Beneficial Owner of Capital Stock in excess of the Ownership Limit; and any Person who Acquires Beneficial Ownership from another Existing Holder, except by Acquisition on the open market, so long as, but only so long as, such Person Beneficially Owns Capital Stock in excess of the Ownership Limit.

                  (g) "Existing Holder Limit" for an Existing Holder shall mean, initially, the percentage by value of the outstanding Capital Stock Beneficially Owned by such Existing Holder at the opening of business on the date after the Initial Public Offering, and after any adjustment pursuant to
Section 5.8 hereof, shall mean such percentage of the outstanding Capital Stock as so adjusted; provided, however, that the Existing Holder Limit shall not be a percentage which is less than the Ownership Limit or in excess of 9.8%. Beginning with the date after the Initial Public Offering, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

                  (h) "Initial Public Offering" means the closing of the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

                  (i)   [Intentionally omitted.]

                  (j) "Ownership Limit" shall initially mean 7% by value of the outstanding Capital Stock of the Corporation, and after any adjustment as set forth in Section 5.9, shall mean such greater percentage (but not greater than 9.8%) by value of the outstanding Capital Stock as so adjusted.

                  (k) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter retained by the Company which participates in a public offering of the Capital Stock for a period of 90 days following the purchase by such underwriter of the Capital Stock,


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

provided that ownership of Capital Stock by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation failing to quality as a REIT.

                  (l)   "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

                  (m) "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the average of the last reported sales price, regular way, on the New York Stock Exchange of the relevant class of Capital Stock on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if the relevant class of Capital Stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices, regular way, of such class of Capital Stock (or, if sales prices, regular way, are not reported, the average of the closing bid and asked prices) on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which the Capital Stock may be traded, or if such class of Capital Stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of such class of Capital Stock on the relevant date.

                  (n) "Related Tenant Owner" shall mean any Constructive Owner who also owns, directly or indirectly, an interest in a Tenant, which interest is equal to or greater than (i) 10% of the combined voting power of all classes of stock of such Tenant, (ii) 10% of the total number of shares of all classes of stock of such Tenant, or (iii) if such Tenant is not a corporation, 10% of the assets or net profits of such Tenant.

                  (o) "Related Tenant Limit" shall mean 9.8% by value of the outstanding Capital Stock of the Corporation.

                  (p) "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Corporation determines pursuant to Section 5.13 that it is no longer in the best interest of the Corporation to attempt to, or continue to, qualify as a REIT.

                  (q)   [Intentionally omitted.]

                  (r)   [Intentionally omitted.]

                  (s)   [Intentionally omitted.]

                  (t)   [Intentionally omitted.]

                  (u)   "Tenant" shall mean any tenant of (i) the Corporation,
(ii) a subsidiary of the Corporation which is deemed to be a "qualified REIT subsidiary" under Section 856(i)(2) of the Code, or (iii) a partnership in which the Corporation or one or more of its qualified REIT subsidiaries is a partner.

                  (v) "Transfer" shall mean any sale, transfer, gift, assignment, devise, or other disposition of Capital Stock or the right to vote or receive dividends on Capital Stock (including


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

(i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or the right to vote or receive dividends on the Capital Stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible or exchangeable for Capital Stock), whether voluntarily or involuntarily, whether of record or Beneficially, and whether by operation of law or otherwise; provided, however, that any bona fide pledge of Capital Stock shall not be deemed a Transfer until such time as the pledgee effects an actual change in ownership of the pledged shares of Capital Stock.

                  Section 5.2 Restrictions on Transfer. Except as provided in Sections 5.11 and 5.16, during the period commencing at the Initial Public
Offering:

                  (a) No Person (other than an Existing Holder) shall Beneficially Own Capital Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own Capital Stock in excess of the Existing Holder Limit for such Existing Holder.

                  (b) No Person shall Constructively Own Capital Stock in excess of the Related Tenant Limit for more than thirty (30) days following the date such Person becomes a Related Tenant Owner.

                  (c) Any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall Acquire no rights in such Capital Stock.

                  (d) Any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Capital Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit, and such Existing Holder shall Acquire no rights in such Capital Stock.

                  (e)   [Intentionally omitted.]

                  (f) Any Transfer that, if effective, would result in any Related Tenant Owner Constructively Owning Capital Stock in excess of the Related Tenant Limit shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise Constructively Owned by such Related Tenant Owner in excess of the Related Tenant Limit, and the intended transferee shall Acquire no rights in such Capital Stock.

                  (g) Any Transfer that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (within the meaning of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of such Capital Stock which would be otherwise beneficially owned by the transferee, and the intended transferee shall Acquire no rights in such Capital Stock.

                  (h) Any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the portion of any Transfer of the Capital Stock which would cause the Corporation to be "closely


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

held" within the meaning of Section 856(h) of the Code, and the intended transferee shall Acquire no rights in such Capital Stock.

                  (i) Any other Transfer that, if effective, would result in the disqualification of the Corporation as a REIT by virtue of actual, Beneficial or Constructive Ownership of Capital Stock shall be void ab initio as to such portion of the Transfer resulting in the disqualification, and the intended transferee shall Acquire no rights in such Capital Stock.

                  Section 5.3  Remedies for Breach.

                  (a) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 5.2 or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that would result in a violation of
Section 5.2 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer, subject, however, in all cases to the provisions of Section 5.16.

                  (b) Without limitation to Sections 5.2 and 5.16, any purported transferee of shares Acquired in violation of Section 5.2 and any Person retaining shares in violation of 5.2(b) shall be deemed to have acted as agent on behalf of the Corporation in holding those shares acquired or retained in violation of Section 5.2 and shall be deemed to hold such shares in trust on behalf of and for the benefit of the Corporation. Such shares shall be deemed a separate class of stock until such time as the shares are sold or redeemed as provided in Section 5.3(c). The holder shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. Such holder shall have no claim, cause of action or any other recourse whatsoever against any transferor of shares Acquired in violation of
Section 5.2. The holder's sole right with respect to such shares shall be to receive, at the Corporation's sole and absolute discretion, either (i) consideration for such shares upon the resale of the shares as directed by the Corporation pursuant to Section 5.3(c) or (ii) the Redemption Price pursuant to
Section 5.3(c). Any distribution by the Corporation in respect of such shares Acquired or retained in violation of Section 5.2 shall be repaid to the Corporation upon demand.

                  (c) The Board of Directors shall, within six months after receiving notice of a Transfer or Acquisition that violates Section 5.2 or a retention of shares in violation of Section 5.2(b), either (in its sole and absolute discretion, subject to the requirements of Florida law applicable to redemption) (i) direct the holder of such shares to sell all shares held in trust for the Corporation pursuant to Section 5.3(b) for cash in such manner as the Board of Directors directs or (ii) redeem such shares for the Redemption Price in cash on such date within such six month period as the Board of Directors may determine. If the Board of Directors directs the holder to sell the shares, the holder shall receive such proceeds as the trustee for the Corporation and pay the Corporation out of the proceeds of such sale (i) all expenses incurred by the Corporation in connection with such sale, plus (ii) any remaining amount of such proceeds that exceeds the amount paid by the holder for the shares, and the holder shall be entitled to retain only the amount of such proceeds in excess of the amount required to be paid to the Corporation.


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

                  Section 5.4 Notice of Restricted Transfer. Any Person who Acquires, attempts or intends to Acquire, or retains shares in violation of
Section 5.2 shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, attempted or intended Transfer, or retention, on the Corporation's status as a REIT.

                  Section 5.5 Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination
Date:

                  (a) Every shareholder of record of more than 5% by value (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding Capital Stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record shareholder, the number and class of shares of Capital Stock Beneficially Owned by it, and a description of how such shares are held; provided that a shareholder of record who holds outstanding Capital Stock of the Corporation as nominee for another Person, which Person is required to include in its gross income the dividends received on such Capital Stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number and class of shares of such Actual Owner with respect to which the shareholder of record is nominee. Each such shareholder of record shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

                  (b) Every Actual Owner of more than 5% by value (or such lower percentage as required by the Code or Regulations promulgated thereunder) of the outstanding Capital Stock of the Corporation who is not a shareholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number and class of shares Beneficially Owned, and a description of how such shares are held.

                  (c) Each Person who is a Beneficial Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

                  (d) Nothing in this Section 5.5 or any request pursuant hereto shall be deemed to waive any limitation in Section 5.2.

                  Section 5.6  Remedies Not Limited. Except as provided in
Section 5.15, nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation's status as a REIT.

                  Section 5.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 5, including without limitation any definition contained in Section 5.1 and any determination of Beneficial Ownership, the Board of Directors in its sole discretion


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

shall have the power to determine the application of the provisions of this
Article 5 with respect to any situation based on the facts known to it.

                  Section 5.8 Modification of Existing Holder Limits. Subject to the provisions of Section 5.10, the Existing Holder Limits may or shall, as provided below, be modified as follows:

                  (a) Any Existing Holder may Transfer Capital Stock to another Person, and, so long as such Transfer is not on the open market, any such Transfer will decrease the Existing Holder Limit for such transferor (but not below the Ownership Limit) and increase the Existing Holder Limit for such transferee by the percentage of the outstanding Capital Stock so transferred. The transferor Existing Holder shall give the Board of Directors of the Corporation prompt written notice of any such transfer. Any Transfer by an Existing Holder on the open market shall neither reduce its Existing Holder Limit nor increase the Ownership Limit or Existing Holder Limit of the transferee.

                  (b) Any grant of Capital Stock or a stock option pursuant to any benefit plan for directors or employees shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under
Section 5.10 to permit the Beneficial Ownership of the Capital Stock granted or issuable under such employee benefit plan.

                  (c) The Board of Directors may reduce the Existing Holder Limit of any Existing Holder, with the written consent of such Existing Holder, after any Transfer permitted in this Article 5 by such Existing Holder on the open market.

                  (d) Any Capital Stock issued to an Existing Holder pursuant to a dividend reinvestment plan adopted by the Corporation shall increase the Existing Holder Limit for the Existing Holder to the maximum extent possible under Section 5.10 to permit the Beneficial Ownership of such Capital Stock.

                  (e) Any Capital Stock issued to an Existing Holder in exchange for the contribution or sale to the Corporation of real property, including Capital Stock issued pursuant to an "earn-out" provision in connection with any such sale, shall increase the Existing Holder Limit for the Existing Holder to the maximum extent possible under Section 5.10 to permit the Beneficial Ownership of such Capital Stock.

                  (f)   [Intentionally omitted.]

                  (g) The Board of Directors may reduce the Existing Holder Limit for any Existing Holder after the lapse (without exercise) of an option described in Clause (b) of this Section 5.8 by the percentage of Capital Stock that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

                  Section 5.9 Modification of Ownership Limit. Subject to the limitations provided in Section 5.10, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that


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would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

                  Section 5.10 Limitations on Modifications. Notwithstanding any other provision of this Article 5:

                  (a) Neither the Ownership Limit nor any Existing Holder Limit may be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542(a)(2) of the Code (taking into account all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.5% by value of the outstanding Capital Stock.

                  (b) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 5.8 or 5.9, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or insure the Corporation's status as a REIT.

                  (c) No Existing Holder Limit may be a percentage which is less than the Ownership Limit.

                  (d) The Ownership Limit may not be increased to a percentage which is greater than 9.8%.

                  Section 5.11 Exceptions. The Board of Directors may, upon receipt of either a certified copy of a ruling of the Internal Revenue Service, an opinion of counsel satisfactory to the Board of Directors or such other evidence as the Board of Directors deems appropriate, but shall in no case be required to, exempt a Person (the "Exempted Holder") from the Ownership Limit, the Existing Holder Limit or the Related Tenant Limit, as the case may be, if the ruling or opinion concludes or the other evidence shows (A) that no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of the shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of Capital Stock that will violate the Ownership Limit or the applicable Existing Holder Limit, as the case may be, or
(B) in the case of an exception of a Person from the Related Tenant Limit that the exemption from the Related Tenant Limit would not cause the Corporation to fail to qualify as a REIT. The Board of Directors may condition its granting of a waiver on the Exempted Holder's agreeing to such terms and conditions as the Board of Directors determines to be appropriate in the circumstances.

                  Section 5.12 Legend. All certificates representing shares of Capital Stock of the Corporation shall bear a legend referencing the restrictions on ownership and transfer as set forth in these Articles. The form and content of such legend shall be determined by the Board of Directors.

                  Section 5.13 Termination of REIT Status. The Board of Directors may revoke the Corporation's election of REIT status as provided in
Section 856(g)(2) of the Code if, in its discretion, the qualification of the Corporation as a REIT is no longer in the best interests of the Corporation. Notwithstanding any such revocation or other termination of REIT status, the


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provisions of this Article 5 shall remain in effect unless amended pursuant to the provisions of Article 10.

                  Section 5.14  [Intentionally omitted.]

                  Section 5.15 Severability. If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and the application of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

                  Section 5.16 New York Stock Exchange Transactions. Nothing in this Article 5 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange."


                  Article 7.2 of our Restated Articles of Incorporation is amended in its entirety to read as follows:

                  Section 7.2. Classification. The term of office of each director who was elected before the 2004 annual meeting of shareholders shall expire at the 2005 annual meeting or until his or her successor is elected and qualifies. The term of office of each director elected at or after the 2004 annual meeting of shareholders shall expire at the next annual meeting of shareholders thereafter or until his or her successor is elected and qualifies.


         IN WITNESS WHEREOF, the undersigned Senior Vice President of this corporation has executed these Articles of Amendment this 9th day of August, 2004.



                                       /s/ Lisa Palmer
                                       -----------------------------------------
                                       Lisa Palmer, Senior Vice President





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